EXHIBIT 99.2



                          Independent Auditors' Report

To the Advisory Committee
SFX Entertainment Profit Sharing and 401(k) Plan
San Antonio, Texas

We have audited the statements of net assets as of December 31, 1999 of the SFX Entertainment Profit Sharing and 401(k) Plan. This financial statement is the responsibility of the Plan's management.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of the SFX Entertainment Profit Sharing and 401(k) Plan as of December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Scott Gildea & Company, LLP
Certified Public Accountants
June 23, 2000